EXHIBIT 10(z)

NONQUALIFIED STOCK OPTION AGREEMENT

(For Non-Employee Directors)

This Nonqualified Stock Option Agreement (“Agreement”) evidences the terms of the grant by Lincoln National Corporation (“LNC”) of a Nonqualified Stock Option (“Option”) to NAME (“Grantee”) on March 11, 2004 (“Date of Grant”), and Grantee’s acceptance of the Option under the Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors (“Plan”) and this Agreement. LNC and Grantee agree as follows:

1.	Shares Optioned and Option Price

Grantee shall have an Option to purchase 3,000 shares of LNC common stock (“Shares”) for $                     (United States dollars) for each Share.

2.	Vesting Dates

The Option for unvested Shares shall be forfeited when Grantee ceases to be a director of LNC except as provided below. During Grantee’s service as a director, Shares shall vest as follows:

750	Shares on March 11, 2005;
750	Shares on March 11, 2006;
750	Shares on March 11, 2007; and
750	Shares on March 11, 2008.

In addition, unvested Shares shall be deemed vested as of:

(a)	the date of Grantee’s death;

(b)	the date Grantee ceases to be as a director of LNC as a result of Disability, as defined in the Plan (Section 3.1(c)(ii));

(c)	the date of Grantee’s Retirement, as defined in the Plan (Section 3.1(c)(iii)); or

(d)	the date of a Change of Control of LNC, as defined in the Plan (Section 3.1(c)(iv)).

3.	Exercise Period

Grantee may exercise all or part of the Option for vested Shares on any LNC business day until the first to occur of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the first anniversary of the date Grantee ceases to be a director with LNC on account of death or Disability (as defined in paragraph 2);

(c)	the fifth anniversary of Grantee’s Retirement (as defined in paragraph 2); or

(d)	the date that Grantee ceases to be a director with LNC for any reason other than those described in (b) or (c) of this paragraph.

4.	Exercise

During the Exercise Period, all or part of the Option which has not been exercised may be exercised by delivering or mailing to the LNC stock option administrative group written notice of the exercise in the form specified by LNC, along with full payment of the exercise price and the certification described in paragraph 7 below. The payment may be in any combination of cash, personal check or Shares. Shares must be owned for at least six months and constitute payment to the extent of their Fair Market Value (as defined in the Plan).

5.	Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, the stock option administrative group shall cause the appropriate number of Shares to be issued to Grantee.

6.	Transferability

No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee. After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

7.	Consequences of Competitive Activity or Violation of Confidences

The grant and exercise of this Option are subject to the following requirements:

(a)	Grantee may not render services for any organization or engage directly or indirectly in any business that, in the sole judgment of the Compensation Committee of the LNC Board of Directors, is or becomes competitive with LNC. If Grantee ceases to be a director of LNC, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)	Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any confidential information or material relating to the business of LNC that is acquired by Grantee either during or after service as a director of LNC.

(c)	Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions in this paragraph 7. Failure to comply with this paragraph at any time prior to, or during the six months after any exercise of this Option, shall cause such Option and any related exercise to be rescinded. LNC must notify Grantee in writing of any such rescission. LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from LNC, Grantee must pay LNC the amount of any gain realized or payment received as a result of the rescinded exercise. Such payment must be made either in cash or by returning the Shares Grantee received in connection with the rescinded exercise.

IN WITNESS WHEREOF, the Chairman and Chief Executive Officer of Lincoln National Corporation has signed this Agreement as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

Jon A. Boscia
Chairman and Chief Executive Officer

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